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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into this 12th day of May, 1998 (the "Closing Date"), by and among HEALTHDYNE INFORMATION ENTERPRISES, INC., a Georgia corporation ("HIE"), HIE ACQUISITION CORPORATION, an Ohio corporation and wholly-owned subsidiary of HIE ("Newco"), HUBLINK, INC., an Ohio corporation ("HUBLink"), and MARK D. SHARY (the "Shareholder"). HIE, Newco, HUBLink and the Shareholder are sometimes referred to herein collectively as the "Parties" and individually as a "Party."

                                   BACKGROUND:

         A. HUBLink and Newco desire to merge in the manner provided for herein.

         B. The respective Boards of Directors of HIE, Newco and HUBLink have determined that the merger of Newco with and into HUBLink (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, would be fair and in the best interest of their respective shareholders.

         C. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         D. For accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests."

         NOW, THEREFORE, FOR AND IN CONSIDERATION of the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                                    ARTICLE I
                                   THE MERGER

         1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of the Ohio General Corporate Law (the "OGCL"), at the "Effective Time" (as defined in
Section 1.3 hereof), Newco shall be merged with and into HUBLink. As a result of the Merger, the separate corporate existence of Newco shall cease and HUBLink shall continue as the surviving corporation of the Merger under the laws of the State of Ohio (the "Surviving Corporation"). The name of the Surviving Corporation shall remain "HUBLink, Inc." and the Articles of Incorporation and Code of Regulations of Newco shall become the Articles of Incorporation and Code of Regulations of the Surviving Corporation at the Effective Time.

         1.2 Certificate of Merger. At the "Closing" (as defined in Section 3.1 hereof), the Surviving Corporation shall duly execute a certificate of merger (the "Certificate of Merger") in

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the form attached hereto as Exhibit A, and, as soon as practicable thereafter, the Surviving Corporation shall file the executed Certificate of Merger with the Ohio Secretary of State in accordance with Section 1702.43 of the OGCL.

         1.3 Effective Time. The Merger shall become effective at the time (the "Effective Time") the executed Certificate of Merger is duly filed pursuant to
Section 1.2 hereof in accordance with the requirements and provisions of the OGCL.

         1.4 Effect of the Merger. The Merger shall have the effects specified in Section 1702.44 of the OGCL.

         1.5 Tax-Free Reorganization. The parties hereto intend for the Merger to be a tax-free reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. Following the Effective Time, HIE shall conduct its business, and cause the Surviving Corporation to conduct its business, in a manner which does not destroy the characterization of the Merger as a reorganization described in Sections 368 (a)(1)(A) and 368 (a)(2)(E) of the Code. In this regard, HIE shall cause HUBLink to continue its historic business or use a significant portion of its historic business assets in a business as required by Treasury Regulations Section 1.368-1(d).

                                   ARTICLE II
                            CONVERSION OF SECURITIES

         2.1 Conversion of Shares and Options. At the Effective Time, by virtue of the Merger and without any further action on the part of the Parties or the holders of any of the following securities:

             (a) subject to Section 2.3 hereof, each outstanding share of common stock in HUBLink ("HUBLink Common Stock") issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and shall be converted into the right to receive (subject to the provisions set forth in Section 2.2 with respect to fractional shares) 396.15989 shares of fully paid and non-assessable common stock in HIE ("HIE Common Stock");

             (b) each share of HUBLink Common Stock owned by HUBLink as treasury shares ("Treasury Shares"), if any, shall be canceled and extinguished, and no shares of HIE Common Stock or other consideration shall be delivered in exchange therefor; and

             (c) each outstanding share of common stock in Newco shall be converted into one share of common stock in the Surviving Corporation.

         2.2 No Fractional Shares. No fractional shares of HIE Common Stock will be issued in the Merger, and each shareholder of HUBLink will receive cash in lieu of any fraction of a share of HIE Common Stock in an amount equal to such fraction multiplied by $4.07.

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         2.3 Dissenters' Rights. Notwithstanding anything else contained herein to the contrary, no holder of any shares of HUBLink Common Stock with respect to which such holder exercises the appraisal rights granted in Section 1701.84(B) of the OGCL shall be entitled to receive any shares of HIE Common Stock pursuant to Section 2.1 hereof, and the full and complete consideration such holder shall be entitled to receive in exchange for such shares of HUBLink Common Stock shall be determined in accordance with Section 1701.85 of the OGCL.

         2.4 Exchange of Certificates. HIE will issue certificates to existing HUBLink shareholders representing shares of HIE Common Stock to which such shareholders are entitled under Section 2.1 upon the surrender of existing certificates representing shares of HUBLink Common Stock.

         2.5 Conversion of Stock Options and Warrants.

             (a) At the Effective Time, each outstanding stock option
(whether vested or not) to purchase shares of HUBLink Common Stock (a "HUBLink Option" or, collectively, the "HUBLink Options") shall be canceled and extinguished and converted into and deemed to constitute a stock option to purchase shares of HIE Common Stock (an "HIE Option" or, collectively, the "HIE Options") upon the same conversion rate for HUBLink Common Stock as set forth in
Section 2.1(a) hereof (but excluding fractional shares), all as more fully set forth on Schedule 2.5. The terms of all of the HIE Options to be granted pursuant to this section including exercise prices, vesting and the exercise period is set forth on Schedule 2.5 hereto. Schedule 2.5 also contains the forms of all of such HIE Options to be granted pursuant to this Section 2.5. In addition, at the Effective Time, all HUBLink option plans and agreements shall be terminated, and the Surviving Corporation shall not be bound by any of the terms thereof or be liable for any obligations thereunder.

             (b) At the Effective Time, each outstanding warrant (whether vested or not) to purchase shares of HUBLink Common Stock (a "HUBLink Warrant" or, collectively, the "HUBLink Warrants") shall be canceled and extinguished and converted into and deemed to constitute a warrant to purchase shares of HIE Common Stock (an "HIE Warrant" or, collectively, the "HIE Warrants") upon the same conversion rate for HUBLink Common Stock as set forth in Section 2.1(a) hereof (but excluding fractional shares), all as more fully set forth on
Schedule 2.5. The terms of all of the HIE Warrants to be granted pursuant to this section including exercise prices, vesting and the exercise period is set forth on Schedule 2.5 hereto. Schedule 2.5 also contains the forms of all of such HIE Warrants to be granted pursuant to this Section 2.5. In addition, at the Effective Time, all HUBLink warrant agreements shall be terminated, and the Surviving Corporation shall not be bound by any of the terms thereof or be liable for any obligations thereunder.

         2.6 Conversion of the Jones Note. At the Effective Time, and subject to
Section 2.2, all of the rights of Scott A. Jones ("Jones") under that certain Promissory Note in the original principal amount of $500,000 dated as of February 27, 1998 (the "Note"), made by HUBLink payable to Jones shall be cancelled and extinguished and converted into the right to receive 126,154 shares of fully paid and non-assessable HIE Common Stock. HIE will issue a certificate


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to Jones representing the shares of HIE Common Stock to which he is entitled pursuant to this Section 2.6 upon the surrender of the Note to HIE.

                                   ARTICLE III
                                   THE CLOSING

         3.1 Closing. Contemporaneously with the execution this Agreement, the closing of the transactions contemplated hereby (the "Closing") shall occur at the offices of Benesch, Friedlander, Coplan & Aronoff LLP, 88 East Broad Street, Columbus, Ohio 43215.

         3.2 Deliveries of HUBLink. At the Closing, HUBLink shall deliver to HIE each of the following, in form and substance reasonably satisfactory to HIE:

             (a)   Evidence that the employment agreements listed on Schedule
                  4.23 hereof, other than John Stanton's, have been terminated and that HUBLink has received a full and unconditional release under each such employment agreement.

             (b) Originals of the agreements pursuant to which the HUBLink Options and HUBLink Warrants were granted.

             (c) An opinion of Benesch, Friedlander, Coplan and Aronoff LLP, counsel for HUBLink.

             (d)  An officer's certificate of HUBLink.

             (e) A registration rights agreement in substantially the form attached hereto as Exhibit B (the "Registration Rights Agreement") which has been executed by all of the shareholders of HUBLink and "Volpe" (as defined in Section 7.2 hereof).

             (f) A restrictive covenant agreement in which the Shareholder makes a non-disclosure covenant, a two (2) year non-competition covenant, a one (1) year non-solicitation of customers covenant, and a one (1) year non-solicitation of employees covenant in favor of HIE and the Surviving Corporation (the "Restrictive Covenant Agreement"), which has been executed by the Shareholder.

             (g) Evidence that Volpe and HUBLink have terminated Volpe's engagement as a financial advisor to HUBLink in accordance with the provisions of Section 7.2 hereof.

             (h) Any other information, documents or certificates reasonably requested by HIE.


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         3.3 Deliveries of HIE. At the Closing, HIE shall deliver to HUBLink each of the following, in form and substance reasonably acceptable to HUBLink:

             (a) Evidence that the guarantee of HUBLink's line of credit with The Huntington National Bank by Jones has been terminated and Jones has been fully released from any and all obligations thereunder.

             (b)  The Registration Rights Agreement executed by HIE.

             (c)  The Restrictive Covenant Agreement executed by HIE.

             (d)  An opinion of Troutman Sanders LLP, counsel for HIE.

             (e)  An officer's certificate of HIE.

             (f)  Evidence of the grant of the HIE Options and the HIE Warrants.

             (g) Any other information, documents or certificates reasonably requested by HUBLink.

                                   ARTICLE IV
          REPRESENTATIONS AND WARRANTIES OF HUBLINK AND THE SHAREHOLDER

         HUBLink and the Shareholder, jointly and severally, hereby represent and warrant to HIE and Newco as follows:

         4.1 Power and Authority. HUBLink has full power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of HUBLink, and no other corporate proceedings on the part of HUBLink are necessary to authorize this Agreement and the transactions contemplated hereby. The Merger and this Agreement were adopted and approved by holders of at least ninety percent (90%) of the outstanding shares of HUBLink Common Stock.

         4.2 Binding Effect. This Agreement has been duly executed and delivered by HUBLink and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

         4.3 No Violation; Consents. Neither the execution and delivery of this Agreement by HUBLink, nor the performance by it of its obligations hereunder, will:

             (a) violate or conflict with any provision of the Articles of Incorporation or Code of Regulations of HUBLink;

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             (b)  violate, breach or otherwise constitute or give rise to a default under any "Contract" (as hereinafter defined) to or by which HUBLink is a party or is bound, except to the extent any such violation, breach or default would not have a material adverse effect on HUBLink;

             (c) violate or conflict with any statute, ordinance, law, rule, regulation, judgment, order or decree of any court or other governmental or regulatory authority to which HUBLink is subject; or

             (d) except as set forth on Schedule 4.3, require any consent, approval or authorization of, notice to, or filing, recording, registration or qualification with any person, entity, court or governmental or regulatory authority by HUBLink.

         4.4      Capitalization.

                  (a) The authorized capital stock of HUBLink consists solely of 10,000 shares of HUBLink Common Stock, of which only 6,815.427 shares are issued and outstanding. All of such outstanding shares of HUBLink Common Stock are owned by the individuals listed on Schedule 4.4(a) in the respective proportions set forth therein. All of such issued and outstanding shares of HUBLink Common Stock are duly authorized and validly issued, are fully paid and non-assessable, and were offered, issued and sold in compliance with all applicable securities and other laws.

                  (b) Except as set forth on Schedule 4.4(b), there are no outstanding options, warrants, calls, rights, commitments or agreements obligating HUBLink to issue, deliver or sell any shares of the capital stock of HUBLink, and there are no outstanding securities or other rights which are convertible or exchangeable into capital stock of or any other equity interest in HUBLink. HUBLink is not subject to any obligation to repurchase or otherwise acquire or retire or to register any shares of capital stock or any other equity interest in HUBLink. The HUBLink Options are not subject to the terms of any option or other type of plan.

         4.5      Corporate Structure.

                  (a) HUBLink is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. HUBLink has the necessary corporate power and authority to carry on its business as it is now being conducted and to own and lease the properties and assets it now owns and leases. Schedule 4.5 sets forth all jurisdictions in which HUBLink is required to be qualified to do business as a foreign corporation, except to the extent any non-qualification would not have a material adverse effect on HUBLink.

                  (b) HUBLink has no direct or indirect subsidiaries. Except as set forth on Schedule 4.5, HUBLink has no interest in any partnership, joint venture, corporation, limited liability company or other entity.



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         4.6  Corporate Books. The corporate books of HUBLink completely and accurately reflect in all material respects the actions of HUBLink (including, without limitation, all issuances, transfers and redemptions of the capital stock of HUBLink), and all such actions were duly and validly taken in compliance with all applicable corporate laws.

         4.7 Financial Statements. Attached hereto as Schedule 4.7 are true, correct and complete copies of (a) HUBLink's audited financial statements (including balance sheets, statements of stockholders' equity (deficit), statements of operations and statements of cash flow) for the fiscal years ended as of December 31, 1997 and 1996; and (b) HUBLink's unaudited interim financial statements (including balance sheet, statement of stockholders' equity, statement of operations and statement of cash flow) for the three (3) month period ended as of March 31, 1998 (collectively, the "Financial Statements"). The Financial Statements were prepared in accordance with generally accepted accounting principles consistently applied, present fairly and, in all material respects, accurately the financial condition of HUBLink as of the dates indicated therein and the results of operations and cash flows of HUBLink for the periods covered thereby, and are consistent with the books and records of HUBLink.

         4.8 Liabilities. HUBLink does not have any debt, liability, or obligation of any kind (whether accrued, absolute, known or unknown, contingent or otherwise), except (a) those reflected on the most recent Financial Statements, and (b) liabilities incurred since the date of the most recent Financial Statement in the ordinary course of business consistent with past practices (none of which liabilities are material individually or in the aggregate). HUBLink does not have any obligations (absolute or contingent) to provide funds on behalf of, or to guarantee or assume any debt, liability or obligation of, any person or entity.

         4.9 Title to Assets. Schedule 4.9 contains a complete and accurate list of all tangible personal property and assets owned by HUBLink as of the date hereof. Except as otherwise noted on Schedule 4.9, HUBLink has good and marketable title to all of such property and assets, free and clear of all liens, charges, security interests, pledges, hypothecations, other encumbrances and claims of any kind or nature, and such property and assets (together with the Contracts, the "Leased Assets," the "Intellectual Property" and the "Facility Leases" as each is hereinafter defined) constitute and include all of the property and assets related to, used, or useful in the conduct of HUBLink's business. Schedule 4.9 also identifies all of the non-real estate leased assets used by HUBLink (collectively, the "Leased Assets"). As of the date hereof, HUBLink has the right to use all of the Leased Assets in connection with the operation of its business pursuant to valid and enforceable lease agreements. All of the properties and assets listed in Schedule 4.9 are in good operating condition and repair (ordinary wear and tear excepted).

         4.10 Real Property and Leases. HUBLink does not currently own or hold title to any real property. Schedule 4.10 lists all of the leases (the "Facility Leases") of real property (the "Real Property") used by HUBLink in the operation of its business. HUBLink holds an unencumbered interest in the leasehold estate of all such Real Property. To the knowledge of HUBLink and the Shareholder, none of such Real Property is subject to any easement, right of way, license, grant, building or use restriction, exception, reservation, limitation or other impediment which adversely interferes in any material respect with or impairs the present and



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continued use thereof in the operation of HUBLink's business in a manner consistent with past practices, and HUBLink enjoys peaceful and undisturbed possession of all such Real Property. Each Facility Lease is valid, in full force and effect, and enforceable in accordance with its terms and constitutes a legal and binding obligation of each party thereto. HUBLink has neither given nor received any notice of default, termination or partial termination under any Facility Lease, and there is no existing or continuing default by HUBLink or, to the knowledge of HUBLink or the Shareholder, any other party in the performance or payment of any obligation under any Facility Lease. The copies of the Facility Leases heretofore furnished by HUBLink to HIE are true, correct and complete, and none of such Facility Leases have since been modified in any respect.

         4.11 Intellectual Property. Schedule 4.11 contains a correct and complete list of all copyrightable works, copyrights, trademarks, service marks, logos, trade dress, trade names, patents, processes, inventories, trade secrets, confidential business information, goodwill, inventions, computer software and other intellectual property (including, to the extent applicable, registrations, applications, and renewals for registrations of each of the foregoing) which are owned or held for use by HUBLink in connection with the operation of its business (collectively "Intellectual Property"). Except as set forth on Schedule 4.11, HUBLink owns all rights to use and protect, or holds a valid license to use and protect, all such Intellectual Property. Schedule 4.11 also identifies all Intellectual Property licensed from third parties by HUBLink. HUBLink has not violated or infringed any patent, copyright, trade secret, trademark, service mark or other intellectual property rights of any other person or entity, and there are no claims pending or threatened against HUBLink asserting that the use of any Intellectual Property by HUBLink infringes the rights of any other person or entity. HUBLink has not made or asserted any claim of violation or infringement of any Intellectual Property against any other person or entity, and HUBLink and the Shareholder are not aware of any such violation or infringement. Schedule 4.11 identifies all outstanding licenses or other rights to any such Intellectual Property granted by HUBLink to any person or entity. The transactions contemplated herein will not have a material adverse effect on any of the Intellectual Property.

         4.12     Year 2000 Compliance.

                  (a) All versions of the Integrator, the OM 3 Message Broker and the Master Indexer products sold by HUBLink (collectively, the "Products") are "Millennium Compliant" (as hereinafter defined). To the knowledge of HUBLink and the Shareholder, except as set forth on Schedule 4.12, all material software, databases, hardware and other equipment used by HUBLink in the operation of its business (collectively, the "Systems") are Millennium Compliant.

                  (b) To the knowledge of HUBLink and the Shareholder, except as set forth on Schedule 4.12, none of the Systems receives data from or in any way communicates or interacts with any software, database, hardware or other equipment which is not Millennium Compliant.

                  (c) Except as set forth in Schedule 4.12, to the knowledge of HUBLink and the Shareholder, HUBLink is not likely to incur any material expenses, liabilities or obligations of any kind or nature arising from or relating to the failure of any of the Products or the Systems


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(or any of its material customers', suppliers' or service providers' software, databases, hardware or other equipment) to be Millennium Compliant.

                  (d) For purposes of this Agreement, "Millennium Compliant"
                      shall mean that:

                      (i) the software, hardware, embedded chip or other applicable item which is represented to be Millennium Compliant (an "Item"):

                           (A) is able to consistently, and without error,
                  recognize, handle, accept, sort, manipulate, calculate, display, store, retrieve, access, compare and process date and time information before, during and after January 1, 1999, September 9, 1999, December 31, 1999, January 1, 2000, February 29, 2000 and any other date after December 31, 1999 (collectively, the "Relevant Dates"), including, without limitation, accepting any date or time input and without error or interruption performing calculations or other operations or functions on dates or portions of dates;

                           (B) before, during and after any of the Relevant
                  Dates, functions accurately in accordance with any applicable specifications or documentation and without interruption, error or changes in operations associated with the occurrence of any of the Relevant Dates or the advent of any new century, leap year or any other date or time related matter;

                           (C) consistently and accurately responds to
                  two-digit date input in a way that properly resolves any ambiguity as to century or year in a disclosed, defined and predetermined manner;

                           (D) stores and provides output of date and time
                  information in ways that are unambiguous as to century or year;

                           (E) will not be adversely affected by the advent of
                  the year 2000 A.D. or the passing or transition of any century or other date;

                  (ii) is able to be used and operated prior to, during, and after the calendar year 2000 A.D. or any of the other Relevant Dates, all without error relating to date or time data and without providing invalid or incorrect results or prematurely ending its operations, specifically including any error, invalid or incorrect results or premature endings relating to, or the product of, date or time data which represents or references different centuries, more than one century, any leap year or any period or date before, on or after any of the Relevant Dates; and

                  (iii) has been designed to ensure year date data century
            recognition calculations which accommodate same century and multi-century formulas and date values, and date data interface values that reflect the century.



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         4.13     Notes and Accounts Receivable.

                  (a) All notes receivable, accounts receivable and other receivables owed by or due to HUBLink are valid and represent bona fide claims against debtors for sales made, services performed or other charges arising on or before the date hereof, and all of the goods delivered and services performed that gave rise to such receivables were delivered or performed in accordance with the applicable orders, contracts, or client requirements. All such receivables are evidenced by written agreements, invoices or other documents. Except as set forth on Schedule 4.13, HUBLink has not written off any such receivables since December 31, 1997, except nonmaterial write-offs in the ordinary course of the business consistent with past practices.

                  (b) There are no inherent losses related to the delivery, recording or earning of payments owed or due under any contract, agreement or other arrangement giving rise to the Deferred Revenue reflected on the Financial Statements (each a "Deferred Revenue Contract").

         4.14 Contracts and Commitments. Schedule 4.14 contains a list which identifies and briefly describes all written and oral contracts, agreements, leases, guaranties or commitments (collectively, the "Contracts") to which HUBLink is a party or by which HUBLink is bound: (a) involving the payment by or to HUBLink of more than $50,000 in any twelve (12) month period; (b) which may not be terminated by HUBLink on less than ninety (90) days' notice and without incurring any obligation in excess of $10,000 therefor, whether as a termination fee or otherwise; (c) which is a Deferred Revenue Contract; or (d) which is otherwise material to the operation of HUBLink's business. Each such Contract was entered into in the ordinary course of business, is valid, in full force and effect, and enforceable in accordance with its terms and constitutes a legal and binding obligation of each party thereto. HUBLink has neither given nor received any notice of default, termination or partial termination under any Contract, and there is no existing or continuing default by HUBLink or, to the knowledge of HUBLink or the Shareholder, any other party in the performance or payment of any obligation under any such Contract. The copies of the Contracts heretofore furnished by HUBLink to HIE are true, correct and complete, and none of such documents have since been modified in any respect.

         4.15 Services and Products. Schedule 4.15 lists all of the software licensed, services performed and products manufactured or sold by HUBLink during the past three (3) years. Schedule 4.15 also contains a true, correct and complete copy of all warranties given by HUBLink with respect to any such licenses, services or products and a listing of all claims made under any such warranties during the past three (3) years (together with a description of the current status or resolution of each such claim).

         4.16     Ordinary Course of the Business. Except as set forth on
Schedule 4.16, HUBLink has operated its business in the ordinary course consistent with past practices and as contemplated by HUBLink's 1998 business plan since December 31, 1997. Without limiting the generality of the foregoing, and except as set forth on Schedule 4.16, since December 31, 1997:

                  (a) there has been no material adverse change in the business or in the assets, liabilities, results of operation, cash flow or financial condition of HUBLink;



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                  (b)      there has been no destruction or loss of or to any of
                           the assets or properties of HUBLink, except for any destruction or losses which individually or in the aggregate do not have a material adverse effect on HUBLink;

                  (c) there has been no sale, transfer or other disposition of any asset of HUBLink, other than in the ordinary course of HUBLink's business consistent with its past practices;

                  (d) the books, accounts and records of HUBLink have been maintained in the usual, regular and ordinary manner on a basis consistent with prior years;

                  (e) there has been no labor dispute, organizational effort by any union, unfair labor practice charge or employment discrimination charge, nor institution or threatened institution of any effort, complaint or other proceeding in connection therewith, involving HUBLink or affecting the operation of HUBLink's business;

                  (f) there has been no amendment, termination or waiver of any right of HUBLink under any Contract or agreement or governmental license, permit or authorization, other than in the ordinary course of HUBLink's business consistent with its past practices;

                  (g) there has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the capital stock of HUBLink;

                  (h) there has been no: (i) increase in the compensation or in the rate of compensation or commissions payable or to become payable by HUBLink to any director, officer, employee, salesman, independent contractor or agent of HUBLink, other than in the ordinary course of HUBLink's business consistent with its past practices; (ii) officer, director, salesman, agent, independent contractor or employee hired by HUBLink at a salary in excess of $50,000.00 per year; or
                           (iii) increase in any payment of or commitment to pay any bonus, profit sharing or other extraordinary compensation to any officer, director, salesman, agent, independent contractor or employee of HUBLink, other than in the ordinary course of HUBLink's business consistent with past practices and as contemplated by HUBLink's 1998 business plan;

                  (i) there has been no change in the Articles of Incorporation or Code of Regulations of HUBLink;

                  (j) there has been no mortgage, lien, security interest, pledge, hypothecation or other encumbrance created on or in any assets of HUBLink or assumed by HUBLink with respect to any of its assets or its business, other than in the ordinary course of HUBLink's business consistent with its past practices;

                  (k) there has been no creation of, amendment to or contributions, grants, payments or accruals for or to the credit of any employee of HUBLink with respect to any bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, group insurance or other benefit plan, or any union, employment or consulting agreement or arrangement, other than in the ordinary course of HUBLink's business consistent with its past practices; and

                  (l) HUBLink has neither made nor committed to make any capital expenditures or capital additions or betterments in excess of an aggregate amount equal to $25,000.00.

         4.17 Litigation. Except as set forth on Schedule 4.17, there is no litigation, action, suit, arbitration, mediation, hearing, other legal or regulatory proceeding or governmental investigation pending or, to HUBLink's or the Shareholder's knowledge, threatened by or against HUBLink. No judgment, award, order or decree has been rendered and is still outstanding against HUBLink.

         4.18 Compliance with Laws. HUBLink has complied with all statutes, laws, rules, regulations, orders, decrees and ordinances applicable to it or the operation of its business (collectively, the "Laws"), except to the extent any such non-compliance would not have a material adverse effect on HUBLink.

         4.19 Permits and Licenses. HUBLink holds all required permits, licenses, approvals and authorizations from all governmental or regulatory authorities which are necessary to conduct its business in a manner consistent with its past practices. All of such permits, licenses, approvals and authorizations which are necessary to operate HUBLink's business consistent with past practices or which are otherwise material to HUBLink or to the operation of its business are listed on Schedule 4.19 and are in full force and effect (and no suspension of any of them is pending or, to HUBLink's or the Shareholder's knowledge, threatened). The transactions contemplated herein will not have a material adverse effect on any of such permits, licenses, approvals or authorizations.

         4.20 Taxes. Except as set forth on Schedule 4.20, HUBLink has duly and timely filed all "Tax" (as hereinafter defined) reports and returns required to be filed by it prior to the date hereof, and all of such reports and returns are true, correct and complete in all material respects. Except as set forth on
Schedule 4.20, HUBLink has paid all applicable Taxes with respect to any period of time prior to the date hereof, except for Taxes accrued but not yet due and payable (which Taxes are adequately reserved for in the most recent Financial Statements). Without limiting the generality of the foregoing, HUBLink has withheld proper and accurate amounts from its employees for all periods prior to the date hereof, all in compliance with the Tax withholding provisions of applicable federal, state and local tax laws. Except as set forth on Schedule 4.20, HUBLink is not a party or subject to any levy, assessment, collection or pending action, proceeding or claim, and no notice of the possible institution of any levy, assessment or collection action, proceeding or claim has been given to or received by Shareholder or HUBLink. No extension of a statute of limitation relating to Taxes is in effect with respect to HUBLink. HUBLink has never been a member or a parent of an "affiliated group" as defined in Section 1504 of the Code and has never joined in the filing of a consolidated return pursuant to Section 1501 of the Code. At no time during calendar year 1998 has HUBLink been taxed pursuant to "Subchapter S" of the Code, and HUBLink has not filed an election to be taxed as a "Subchapter S" corporation under Subchapter S of the Code with respect to calendar year 1998 or any subsequent year. For purposes of this Agreement, "Taxes" shall mean any taxes, fees, levies, duties, charges or similar assessments (including interest, penalties and additions) imposed by or payable to any governmental or other taxing authority, whether foreign, federal, state, local or otherwise, including, without limitation, net income, gross income receipts, franchise, assets, withholding, excise, ad valorem, value added, capital gains, stamp, real and personal property, assessment, sales, use, employment, social security and unemployment contributions, net worth, services, customs duties and other taxes or charges of any kind or nature.

         4.21 Insurance. Schedule 4.21 contains a complete list and description (including the expiration date, premium amount and coverage thereunder) of all policies of insurance and bonds presently maintained by, or providing coverage for, HUBLink or any of its officers, directors or employees in their capacities as such, together with a complete list of all claims in excess of $25,000 made within the last three (3) years and all pending claims under any such policies or bonds. All material terms, obligations and provisions of each of such policies and bonds have been complied with, all premiums due thereon have been paid, and no notice of cancellation with respect thereto has been received. The copies of each such policy and bond listed on Schedule 4.21 heretofore furnished by HUBLink to HIE are true, complete and correct, and none of such policies or bonds has since been modified in any respect.

         4.22     Environmental.

                  (a) HUBLink has complied at all times with all applicable laws, regulations, rules, judgments, orders and decrees pertaining to health, safety or environmental matters, including, without limitation, the Resource Conservation and Recovery Act (as amended by the Hazardous and Solid Waste Amendments of 1984), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (as amended by the Superfund Amendments and Reauthorization Act of 1986), the Water Pollution Control Act, the Safe Drinking Water Act, the Clean Air Act and the Toxic Substances Control Act (collectively, "Environmental Laws").

                  (b) To the knowledge of HUBLink and the Shareholder, no event, condition, circumstance, activity, practice, incident, action or plan (including, without limitation, any intentional or unintentional release into the environment of any hazardous or toxic substances) has occurred which interferes with HUBLink's operation of its business, prevents continued compliance by the Surviving Corporation with all applicable Environmental Laws, or otherwise gives rise to any liability or serves as the basis for any claim, action, suit or proceeding, hearing or investigation under any Environmental Law.

                  (c) No portion of the Real Property has been used by HUBLink or, to the knowledge of HUBLink or the Shareholder, by any other person or entity for the generation, handling, processing, use, refinement, recycling, treatment, storage or disposal of hazardous or toxic substances. To the knowledge of HUBLink and the Shareholder, no underground tank or other underground storage receptacle for any hazardous or toxic substances, petroleum or petroleum products is or has been located on any portion of such Real Property, and there are no asbestos containing materials located at or on any of the Leased Facilities.

                  (d) Neither HUBLink nor, to the knowledge of HUBLink or the Shareholder, any of the Real Property is subject to any applicable Environmental Law requiring the performance of site assessments, the removal or remediation of hazardous or toxic substances, the giving of notice to any governmental agency or the recording or delivery of an environmental disclosure document or statement by virtue of the transactions contemplated by this Agreement.

         4.23 Employees, Etc. Schedule 4.23 contains a true and complete list of the names, titles, and compensation arrangements of each full-time and part-time employee, consultant, advisor and independent contractor of HUBLink (including, without limitation, the date each was hired and all salary, wages, bonuses, accrued vacation, and other fringe benefits). Except as set forth on
Schedule 4.23, none of such employees, consultants, advisors or independent contractors have written employment agreements with HUBLink and, subject to compliance with applicable law, all of them may be terminated by HUBLink at any time for any reason or no reason without further obligation or consequence. No such employee, consultant, advisor and independent contractor has informed or advised HUBLink or the Shareholder (nor is HUBLink or the Shareholder otherwise aware) that he or she does not intend to continue his or her employment or relationship with HUBLink after the date hereof or as a result of the transactions contemplated herein.

         4.24     Employee Benefits.

                  (a) Schedule 4.24(a) lists (i) all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements to which HUBLink is a party, with respect to which HUBLink has any obligation or which are maintained, contributed to or sponsored by HUBLink for the benefit of any current or former employee, officer or director of HUBLink, and (ii) each employee benefit plan for which HUBLink could incur liability under Sections 4069 or 4212(c) of ERISA (collectively, the "Plans"). Each Plan is in writing and HUBLink has furnished HIE with a complete and accurate copy of each Plan and a complete and accurate copy of each material document prepared in connection with each such Plan.

                  (b) None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which HUBLink could incur liability under Section 4063 or 4064 of ERISA. None of the Plans is a defined benefit plan (as defined in Section 3 (35) of ERISA) subject to Title IV of ERISA. None of the Plans provides for the payment of separation, severance, termination or similar-type benefits to any person or obligates HUBLink to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control", within the meaning of such term under Section 280G of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of HUBLink.

                  (c) Each Plan is now and always has been operated in all respects in accordance with the requirements of all applicable laws, including, without limitation, ERISA and the Code. HUBLink has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Plan. No legal action, suit or claim is pending or, to the knowledge of HUBLink or the Shareholder, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such action, suit or claim.

                  (d) Each Plan which is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS after January 1, 1995, that it is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

                  (e) There has been no prohibited transaction (with the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. HUBLink has not incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code and no fact or event exists which could give rise to any such liability. HUBLink has not incurred any liability under, arising out of or by operation of Title IV of ERISA. No complete or partial termination has occurred within the five years preceding the date hereof with respect to any Plan.

                  (f) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any government entity and no fact or event exists which could give rise to any such challenge or disallowance.

         4.25 Labor-Related Matters. HUBLink is not a party to any collective bargaining agreement or agreement of any kind with any union or labor organization. HUBLink is not in violation of or default under any collective bargaining or other agreement. There are no unfair labor practice charges pending or, to HUBLink's or the Shareholder's knowledge, threatened against HUBLink, and there are no charges, complaints, claims or proceedings pending or, to HUBLink's or the Shareholder's knowledge, threatened against HUBLink with respect to any alleged violation of any legal duty (including but not limited to any wage and hour claims, employment discrimination claims or claims arising out of any employment relationship) as to

HUBLink's employees or as to any person seeking employment therefrom, and no basis for any such charges, complaints or claims exists.

         4.26 Directors and Officers. Schedule 4.26 correctly lists all of the present officers and directors of HUBLink.

         4.27 Transactions With Management. Except as set forth on Schedule 4.27, there are no transactions between HUBLink and the Shareholder or any other current or past officer, director, employee or shareholder of HUBLink (or any affiliate of any such individual) other than for current employment services.

         4.28 Bank Accounts. Schedule 4.28 contains a complete and accurate list of the names and addresses of every bank and other institution in which HUBLink maintains an account or safety deposit box, the account numbers of each such account, and the names of all persons who are authorized to draw thereon or have access thereto.

         4.29 Propriety of Past Payments. HUBLink has not used any of its funds or assets for illegal or improper purposes. HUBLink has not established any unrecorded funds or assets for any purpose which would violate any Laws or which would have a material adverse effect on HUBLink or its business. No accumulation or use of any funds of HUBLink which would violate any Laws or which would have a material adverse effect on HUBLink or its business has been made by HUBLink without being properly accounted for in the books and records of HUBLink. All payments by or on behalf of HUBLink have been duly and properly recorded and accounted for in its books and records in accordance with its policies with respect thereto. No false or artificial entry has been made in the books and records of HUBLink, and no payment has been made by or on behalf of HUBLink with the advance knowledge and understanding that any part of such payment would be used for any purpose which could violate any Laws. HUBLink has not made, or offered to make or obtain directly or indirectly, any illegal or improper contributions or payments of any kind or nature to any political party, elected or appointed official or candidate, and, to the knowledge of HUBLink and the Shareholder, no individual or entity has taken or offered to take any such action for or on behalf of HUBLink.

         4.30 Insolvency Proceedings. No insolvency proceedings of any kind or nature, including, without limitation, bankruptcy, receivership, reorganization, or other arrangements with creditors, whether voluntary or involuntary, with respect to HUBLink are pending or, to HUBLink's or the Shareholder's knowledge, threatened.

         4.31 Representations and Warranties. No representation or warranty made by HUBLink or the Shareholder in this Agreement or pursuant hereto contains any untrue statement, and such representations and warranties do not omit any statement necessary in order to make any statement contained therein not misleading.

                                    ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

         The Shareholder hereby represents and warrants to HIE as follows:

         5.1 Power and Authority. The Shareholder has full power and authority to enter into this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby.

         5.2 Binding Effect. This Agreement has been duly executed and delivered by the Shareholder and constitutes his legal, valid and binding obligation, enforceable in accordance with its terms.

         5.3 No Violation; Consents. Neither the execution and delivery of this Agreement by the Shareholder, nor the performance by him of his obligations hereunder, will:

                  (a) violate, breach or otherwise constitute or give rise to a default under any contract, commitment or other obligation to or by which the Shareholder is a party or is bound;

                  (b) violate or conflict with any statute, ordinance, law, rule, regulation, judgment, order or decree of any court or other governmental or regulatory authority to which the Shareholder is subject; or

                  (c) except as set forth on Schedule 5.3, require any consent, approval or authorization of, notice to, or filing, recording, registration or qualification with any person, entity, court or governmental or regulatory authority by the Shareholder.

                                   ARTICLE VI
                 REPRESENTATIONS AND WARRANTIES OF HIE AND NEWCO

         HIE and Newco, jointly and severally, hereby represent and warrant to HUBLink and the Shareholder as follows:

         6.1 Organization and Good Standing. HIE is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has the necessary corporate power and authority to carry on its business as it is now being conducted and to own and lease the assets and properties it now owns and leases. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.

         6.2 Power and Authority. Each of HIE and Newco has the full power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of each of HIE and Newco, and no other corporate proceedings on the part of either HIE or Newco are necessary to authorize this Agreement and the transactions contemplated hereby.

         6.3 Binding Effect. This Agreement has been duly executed and delivered by each of HIE and Newco and constitutes the legal, valid and binding obligations of each, enforceable in accordance with its terms.

         6.4 No Violation; Consents. Neither the execution and delivery of this Agreement by each of HIE and Newco, nor the performance by HIE or Newco of its respective obligations hereunder, will:

                  (a) violate or conflict with any provision of the Articles of Incorporation or Bylaws of HIE or the Articles of Incorporation or Code of Regulations of Newco;

                  (b) violate, breach or otherwise constitute or give rise to a default under any contract, commitment or other obligation to or by which HIE or Newco is a party or is bound, except to the extent any such violation, breach or default would not have a material adverse effect on HIE or Newco;

                  (c) violate or conflict with any statute, ordinance, law, rule, regulation, judgment, order or decree of any court or other governmental or regulatory authority to which HIE or Newco is subject; or

                  (d) except as set forth on Schedule 6.4, require any consent, approval or authorization of, notice to, or filing, recording, registration or qualification with any person, entity, court or governmental or regulatory authority by HIE or Newco.

         6.5 Exchange Act Reports and Financial Statements. HIE has delivered to HUBLink (i) HIE's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 containing consolidated balance sheets of HIE at December 31, 1997 and 1996 and consolidated statements of operations, shareholders' equity and cash flows of HIE for the three years ended December 31, 1997, all certified by KPMG Peat Marwick LLP, independent auditors and (ii) any Current Reports on Form 8-K filed by HIE since December 31, 1997 (collectively, the "HIE Reports"). All HIE Reports as of their respective dates
(i) comply in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the SEC thereunder, (ii) do not contain any untrue statement of a material fact and (iii) do not omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All such financial statements, including the related notes and schedules, have been prepared in accordance with generally accepted accounting principles consistently applied (except as indicated therein) and fairly represent the consolidated financial condition, assets and liabilities of HIE at the dates thereof and the consolidated results of operations, shareholders' equity and cash flows of HIE for the periods stated therein.

         6.6 Merger Shares. The shares of HIE Common Stock issued to holders of HUBLink Common Stock pursuant to this Agreement shall be, when issued, duly authorized, validly issued, fully paid and non-assessable.

         6.7 Absence of Certain Changes. Since December 31, 1997, HIE has conducted its business in the ordinary course consistent with past practices and there has not been (a) any material adverse change in HIE's business, (b) any declaration, setting aside or payment of any dividend or other distribution with respect to HIE's capital stock, or (c) any material change in HIE's accounting principles, practices or methods.

         6.8      Status as Reorganization.

                  (a)      HIE has no current plan or intention to:

                           (i)   Liquidate HUBLink;

                           (ii)  Merge HUBLink with or into another corporation;

                           (iii) Sell or otherwise dispose of the stock of
                  HUBLink except for transfers of stock to corporations "controlled" (within the meaning of Section 368(c) of the Code) by HIE;

                           (iv) Reacquire any of its stock issued in connection with the Merger;

                           (v) Cause HUBLink to issue additional shares of stock of HUBLink that would result in HIE losing "control" (within the meaning of Section 368(c) of the Code) of HUBLink;

                           (vi) Cause HUBLink to sell or otherwise dispose of any of its assets or any assets of Newco acquired in the Merger except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by HIE; or

                           (vii) Take or refrain from taking any other action
                  that might otherwise cause the Merger not to be treated as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

                  (b) Neither HIE nor Newco is an "investment company" (within the meaning of Sections 368(a)(2)(F)(iii) and (iv) of the Code). Newco is being formed solely for the purpose of merging with HUBLink and, as of the Effective Time, will not have had any existing operation, assets or liabilities (other than liabilities for franchise taxes, if applicable, and liabilities under this Agreement). HIE will, as of the Effective Time, own all of the issued and outstanding capital stock of Newco.

         6.9 Representations and Warranties. No representation or warranty made by HIE or Newco in this Agreement or pursuant hereto contains any untrue statement, and such representations and warranties do not omit any statement necessary in order to make any statement contained therein not misleading.

                                   ARTICLE VII
                         OTHER AGREEMENTS OF THE PARTIES

         7.1 Further Assurances. Upon the reasonable request of any other Party, each Party agrees to take any and all actions necessary or appropriate to give effect to the terms and conditions contained herein.

         7.2 Investment Banker's Fees. At the Closing, and in lieu of the cash fee required pursuant to the terms of the engagement letter, dated as of June 6, 1997, between Volpe, Brown, Whelan & Company, LLC ("Volpe") and HUBLink (the "Engagement Letter"), HIE agrees to pay to Volpe an amount consisting of
(i) one hundred thousand (100,000) shares of HIE Common Stock and (ii) an amount not to exceed $10,000 in cash as reimbursement of reasonable expenses of Volpe in connection with its representation as financial advisor to HUBLink under the Engagement Letter (together, the "Volpe Payment"). The Volpe Payment shall represent full payment and satisfaction of all amounts due Volpe in connection with its representation as financial advisor of HUBLink under the Engagement Letter. HIE's payment of the Volpe Payment shall not constitute a breach of any representation or warranty of HUBLink under this Agreement. Each Party hereby covenants and agrees that, except for the Volpe Payment, there is no broker or finder or other person who would have any valid claim against any of the Parties for a commission, brokerage or similar fee in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by the Parties.

                                  ARTICLE VIII
                                 INDEMNIFICATION

         8.1 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing; provided, however, no Party shall be entitled to bring any action under this Agreement unless it gives written notice to the Party from whom it is seeking indemnification setting forth its claim in reasonable detail on or before the earlier of: (a) March 31, 1999; or
(b) the completion of HIE's audit for the year ended December 31, 1998.

         8.2      Indemnification by HUBLink and the Shareholder.

                  (a) Subject to Sections 8.1, 8.2(b) and 8.2(c) hereof, HUBLink and the Shareholder hereby agree, jointly and severally (provided, however, that the Shareholder shall have no rights of contribution therefor against HUBLink), to indemnify and promptly defend and hold harmless HIE and its officers, directors, shareholders, employees, agents and affiliates from and against any and all claims, costs, expenses (including, without limitation, attorneys' fees and court costs), judgments, actions, suits, proceedings, penalties, fines, damages, losses and liabilities of any kind or nature (collectively, "Losses") incurred by any of them resulting from or arising out of any of the following:

                      (i) any breach of any representation or warranty made by HUBLink or the Shareholder herein or in any other document or agreement executed by HUBLink or the Shareholder and delivered to HIE pursuant hereto; and

                      (ii) any breach of any covenant or agreement of HUBLink or the Shareholder contained herein or in any Exhibit, Schedule, document or agreement executed by HUBLink or the Shareholder and delivered to HIE pursuant hereto.

                  (b) Notwithstanding anything else contained herein to the contrary, the maximum aggregate liability of the Shareholder pursuant to this
Section 8.2 shall be limited to $343,123.63. Any amounts for which the Shareholder becomes liable to HIE pursuant to this Section 8.2 must be paid by the Shareholder by relinquishing shares of the HIE Common Stock received by him pursuant to Section 2.1 hereof (unless Shareholder has prior to such time sold all of such shares, in which case payment must be made in cash); provided, however, for all purposes pursuant to this Article VIII, each share of HIE Common Stock held by the Shareholder shall be valued at the closing price of one share of HIE Common Stock as of the end of the last business day prior to the Closing (regardless of any subsequent increase or decrease in the market price thereof).

                  (c) Notwithstanding anything else contained herein to the contrary, HUBLink and the Shareholder shall have no liability to HIE and its officers, directors, shareholders, employees, agents or affiliates pursuant to
Section 8.2(a)(i) unless and until the aggregate amount of all Losses for which HIE is entitled to indemnification under Section 8.2(a)(i) exceeds $25,000.00, in which event HIE shall be entitled to recover all Losses in excess of such amount.

         8.3 Indemnification by HIE. HIE hereby indemnifies and agrees to promptly defend and hold harmless HUBLink from and against any and all Losses incurred by it resulting from, arising out of, or related to any of the following:

                  (a) any breach of any representation or warranty made by HIE or Newco herein or in any Exhibit, Schedule, document or agreement executed by HIE or Newco and delivered to HUBLink pursuant hereto; and

                  (b) any breach of any covenant or agreement of HIE or Newco contained herein or in any Exhibit, Schedule, document or agreement executed by HIE or Newco and delivered to HUBLink pursuant hereto.

         8.4      Administration of Third Party Claims.

                  (a) Whenever any claim shall arise for indemnification under this Article VIII, the Party entitled to indemnification (the "Indemnified Party") shall promptly notify the other Party (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceeding by a person who is not a party to this Agreement (a "Third Party Claim"), such notice shall also specify, if known, the amount or a good faith estimate of the amount of the Losses arising therefrom.

                  (b) The Indemnified Party shall not settle or compromise or voluntarily enter into any binding agreement to settle or compromise, or consent to entry of any judgment arising from, any such claim or proceeding except in accordance with this Article VIII. With respect to any Third Party Claim, the Indemnifying Party shall, subject to the limitations set forth in Section 8.1 above, undertake the defense thereof by representatives of its own choosing reasonably satisfactory to the Indemnified Party. The Indemnified Party or any other Party shall have the right to participate in any such defense of a Third Party Claim with advisory counsel of its own choosing at its own expense. Assuming they have received reasonably adequate advance notice of a covered claim, in the event the Indemnifying Party, after two-thirds of the period for the presentation of a defense against any such Third Party Claim, fails to begin to diligently defend it (or at any time thereafter ceases to diligently defend it), the Indemnified Party will have the right to undertake the defense, compromise or settlement of such Third Party Claim on behalf of, and for the account of, the Indemnifying Party, at the expense and risk of the Indemnifying Party.

         8.5 Exclusive Remedy. Other than claims for injunctive relief (where appropriate), the rights of indemnification contained in this Article VIII shall be the exclusive remedy of the Parties for any contractual claims for any breach of this Agreement.

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1.     Notices.

                  (a) All notices, consents, requests and other communications hereunder shall be in writing and shall be sent by hand delivery, by certified or registered mail (return-receipt requested), or by a recognized national overnight courier service as set forth below:

                  If to HIE or Newco:  Healthdyne Information Enterprises, Inc.
                                       1850 Parkway Place, Suite 1100
                                       Marietta, Georgia 30067
                                       Attention: Robert I. Murrie

                  with a copy to:      Patricia A. Wilson, Esq.
                                       Troutman Sanders LLP
                                       600 Peachtree Street, N.E., Suite 5200
                                       Atlanta, Georgia 30308-2216

                  If to HUBLink:       HUBLink, Inc.
                                       100 East Campus View Boulevard
                                       Columbus, Ohio 43235
                                       Attention: Mark D. Shary

                  with a copy to:      Benesch, Friedlander, Coplan & Aronoff
                                         LLP
                                       2300 BP America Building
                                       200 Public Square
                                       Cleveland, Ohio 44114-2378
                                       Attention: Ira C. Kaplan, Esq.



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

                  If to the Shareholder:    Mark D. Shary
                                            138 West Riverglen Drive
                                            Worthington, Ohio 43085

                  (b) Notices delivered pursuant to Section 9.1(a) shall be deemed given: (i) at the time delivered, if personally delivered; (ii) at the time received, if mailed; and (iii) two (2) business days after timely delivery to the courier, if by overnight courier service.

                  (c) A Party may change the address to which notice is to be sent by written notice to the any other Party in accordance with this Section 9.1.

         9.2 Entire Agreement. This Agreement, including all Exhibits and Schedules hereto (all of which are incorporated herein by this reference), contains the entire agreement and understanding concerning the subject matter hereof between the Parties and specifically supersedes any other agreement or understanding among the Parties related to the subject matter hereof.

         9.3 Waiver; Amendment. No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon any Party unless confirmed in writing. No waiver by any Party of any term or provision of this Agreement or of any default hereunder shall affect such Party's rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar. This Agreement may not be modified or amended except by a writing executed by all Parties.

         9.4 Severability. If any provision of this Agreement shall be held void, voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof, and, accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein.

         9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

         9.6 Assignment. No Party may assign this Agreement, in whole or in part, without the prior written consent of all of the other Parties hereto, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.

         9.7 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, representatives, successors and permitted assigns.

         9.8 Cumulative Remedies. All rights and remedies of each of the Parties are cumulative of each other and of every other right or remedy such Party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.



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

         9.9 Headings. The titles, captions and headings contained in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect in any way the meaning or interpretation of this Agreement.

         9.10 Reference with Agreement. Numbered or lettered articles, Sections, paragraphs, subsections, Schedules and Exhibits herein contained refer to articles, Sections, paragraphs, subsections, Schedules and Exhibits of this Agreement unless otherwise expressly stated. The words "herein," "hereof," "hereunder," "hereby," "this Agreement" and other similar references shall be construed to mean and include this Agreement and all Exhibits and Schedules and all amendments to any of them unless the context shall clearly indicate or require otherwise.

         9.11 Interpretation. This Agreement shall not be construed more strictly against any Party hereto regardless of which Party is responsible for its preparation, it being agreed that this Agreement was fully negotiated by all of the Parties.

         9.12 Definition of Knowledge. Any reference in this Agreement or in any certificate delivered pursuant hereto to a Party's "knowledge" (whether to "the best of" such Party's knowledge or other similar expressions relating to the knowledge or awareness of any Party) shall include all matters which such Party or any of its officers or directors actually knew or should have known after reasonable inquiry; provided, however, any reference to "HUBLink's knowledge" or similar expressions shall include all matters which HUBLink or any of the individuals listed on Schedule 9.12 actually knew or should have known after reasonable inquiry.

         9.13 Further Assurances. Upon the reasonable request of a Party, each Party agrees to take any and all actions, including, without limitation, the execution of certificates, documents or instruments, necessary or appropriate to give effect to the terms and conditions set forth in this Agreement and to allow the Merger to be accounted for as a "pooling of interests."

         9.14 No Third Party Beneficiary. This Agreement is not intended to, and shall not, create any rights in or confer any benefits on any person or entity other than the Parties and may only be enforced by the Parties.

         9.15 Counterparts; Fax Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same Agreement. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other facsimile transmission of any signature shall be deemed an original and shall bind such party.



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

         IN WITNESS WHEREOF, the undersigned have caused their respective duly authorized representatives to execute this Agreement as of the day and year first above written.


                                 "HIE"

                                 HEALTHDYNE INFORMATION
                                 ENTERPRISES, INC.


                                 By:      /s/ Joseph G. Bleser
                                    -------------------------------------------
                                       Joseph G. Bleser, Executive Vice
                                       President and Chief Financial Officer



                                 "HUBLink"

                                 HUBLINK, INC.

                                 By:      /s/ Mark D. Shary
                                    -------------------------------------------
                                       Mark D. Shary, President



                                 "Newco"

                                 HIE ACQUISITION CORPORATION

                                 By:      /s/ Joseph G. Bleser
                                    -------------------------------------------
                                       Joseph G. Bleser, Vice President



                                  "Shareholder"


                                          /s/ Mark D. Shary
                                  ---------------------------------------------
                                  Mark D. Shary



The Company will furnish supplementally a copy of any omitted schedule to this
Exhibit 2.1 to the Commission upon the Commission's request.

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